As filed with the Securities and Exchange Commission on August 25, 2026

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIT DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1606989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 Hudson Yards, 11th Floor, New York, New York 10001

(Address of Principal Executive Offices) (Zip Code)

2026 Omnibus Equity Incentive Plan

(Full title of the plan)

Elliot H. Lutzker, Esq.

Mark Goldenberg, Esq.

Davidoff Hutcher & Citron LLP

605 3rd Avenue, 34th Floor

New York, New York 10158

(Name and address of agent for service)

(212) 557-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” a “smaller reporting company” or an “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Bit Digital, Inc. (the “Company”) to register fifteen million (15,000,000) Ordinary Shares under the Company’s 2026 Omnibus Equity Incentive Plan (the “Plan”).

This Registration Statement contains two parts. The first part contains information required in the registration statement pursuant to Part I of Form S-8 with respect to Ordinary Shares issuable upon the exercise of share options, or restricted share awards (the “Awards”) made under the Plan subsequent to the date hereof. The second part contains a “reoffer” prospectus prepared in accordance with the requirements of Part I of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used by certain persons, including officers and directors of the Company who are deemed to be affiliates of the Company, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), as well as by non-affiliate assignees holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of Ordinary Shares of the Company received by such persons pursuant to the exercise of options or Awards granted under the Plan, which fifteen million (15,000,000) Ordinary Shares are being registered herein. An aggregate of 1,070,000 Ordinary Shares will be issuable pursuant to RSUs grants under the Plan upon effectiveness of this Registration Statement.

This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Company’s Ordinary Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act. We are registering fifteen million (15,000,000) Ordinary Shares pursuant to our Plan. The purpose of our Plan is to advance the interests of the Company and its shareholders by providing a means of attracting and retaining employees, corporate officers, non-employee directors and consultants employed or retained by the Company and its subsidiaries and affiliates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The document containing the information specified in this Part I of this Form S-8 registration statement has been or will be sent or given to participants in the 2026 Omnibus Equity Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act. Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This registration statement relates to a maximum of fifteen million (15,000,000) Ordinary Shares issuable pursuant to our Plan (the “Shares”).

Item 2. Registrant Information and Employee Plan Annual Information

The documents incorporated by reference into this prospectus pursuant to Item 3 of Part II hereof are available without charge, upon written or oral request. The documents containing the information specified in this Item 2 will be sent or given to employees, officers or directors upon written or oral request, as specified by Rule 428(b) under the Securities Act. All requests shall be directed to Corporate Secretary, Bit Digital, Inc., 31 Hudson Yards, 11th Floor, New York, NY 10001; tel. (212) 463-5121. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

BIT DIGITAL, INC.

15,000,000 ORDINARY SHARES

This prospectus relates to the reoffer and resale of fifteen million (15,000,000) Ordinary Shares, par value $0.01 per share, of Bit Digital, Inc., a Cayman Islands exempted company (“Bit Digital,” the “Company,” “we,” “us,” or “our”), that have been or will be acquired by certain persons (collectively referred to as the “Selling Securityholders”), including our officers and directors who are deemed to be our affiliates, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of Ordinary Shares of the Company received by such persons pursuant to the exercise of options to be granted under our 2026 Omnibus Equity Incentive Plan (the “Plan”).

The shares offered hereby consist of 15,000,000 Ordinary Shares issued or issuable under the Plan.

●	Our Ordinary Shares are quoted on the Nasdaq Capital Market under the symbol “BTBT.” on August 24, 2026, the last reported sale price of our Ordinary Shares on the Nasdaq Capital Market was $1.51 per share.

The shares covered by this prospectus may be offered and sold from time to time directly by the Selling Securityholders of Ordinary Shares issued upon the exercise of options and/or restricted share awards (the “Awards”) granted pursuant to the Plan or through brokers on the Nasdaq Capital Market, or otherwise, at the prices prevailing at the time of such sales. The net proceeds to the Selling Securityholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus but will not receive any of the proceeds from sales by any of the Selling Securityholders, but we will receive the exercise price upon exercise of the share options. The Selling Securityholders and any broker-dealers, agents, or underwriters through whom the shares are sold, may be deemed “underwriters” within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See “Plan of Distribution.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OFFERED HEREBY INVOLVE A SUBSTANTIAL DEGREE OF RISK. SEE “RISK FACTORS” beginning on page 9 of this prospectus.

The date of this prospectus is August 25, 2026

No person is authorized to give any information or to make any representations other than those contained in this prospectus in connection with any offer to sell or sale of the securities to which this prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front of those documents.

- i -

AVAILABLE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our public filings are available from the Internet website maintained by the SEC at http://www.sec.gov.

- ii -

INCORPORATION OF documents BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, which are “furnished” to the SEC that are not deemed “filed” with the SEC.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

1.	Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 27, 2026;

2.	Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed on May 15, 2026, and Quarterly Report on Form 10-Q for the period ended Juned 30, 2026, filed on August 13, 2026;

3.	Schedule 14A Proxy Statement filed on June 8, 2026, as amended (excluding any portions thereof that would not be included in the Part III information of an Annual Report on Form 10-K);

4.	Current reports on Form 8-K filed on February 4, 2026, February 25, 2026, March 31, 2026, May 27, 2025, June 30, 2026, July 30, 2026, August 3, 2026 and August 13, 2026;.

5.	The description of our Ordinary Shares contained in Bit Digital’s Registration Statement on Form F-3 Amendment No. 2 filed with the SEC on February 28, 2022 and any amendment or report filed with the SEC for the purpose of updating.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

A copy of any and all of the information included in the documents that have been incorporated by reference in this prospectus (excluding exhibits thereto, unless such exhibits have been specifically incorporated by reference into the information which this prospectus incorporates) but which are not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus is delivered, upon the oral or written request of such person. Written requests should be directed to Bit Digital, Inc., 31 Hudson Yards, 11th Floor, New York, New York 10001, Attention: Corporate Secretary. Oral requests may be directed to the Secretary at (212) 463-5121.

- iii -

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” for purposes of the safe harbor provisions provided by Section 27 of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that represent our beliefs, projections and predictions about future events. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, and the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings “Risk Factors” and elsewhere in this prospectus.

- iv -

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus, including the risks of investing in the securities discussed under such heading and under such headings in the documents incorporated herein by reference in their entirety. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part. See the section of this prospectus titled “Incorporation of Documents by Reference; Where You Can Find More Information.” Investment in the securities offered hereby involves a high degree of risk. See “Risk Factors.”

All references to “we,” “us,” “our,” “Company,” “Registrant” or similar terms used in this prospectus refer to Bit Digital, Inc., a Cayman Islands exempted company (“Bit Digital”), including its consolidated subsidiaries, unless the context otherwise indicates. We currently conduct our business through Bit Digital Strategies Limited, a Hong Kong company; Bit Digital Singapore Pte. Ltd.; Bit Digital U.S.A. Inc., a Delaware corporation and our operating entity in the United States; Bit Digital Canada, Inc. a Canadian company, WhiteFiber Inc., an exempted company with limited liability incorporated and registered in the Cayman Islands, and its subsidiaries and Bit Digital Europe Holdings (f/k/a/ Financiere Louis David), a France company and Financiere Marjos SCA., a France Company. When we refer to “you,” we mean the holders of the applicable type of securities.

Our Business

Overview

Bit Digital, Inc. is a strategy asset company (SAC) focused on owning productive infrastructure that generates yield, usage and participation, and building operating capabilities around those assets as they compound over time. The Company operates its Ethereum infrastructure through staking and network participation. The Company treats ETH as a productive economic infrastructure, rather than as passive inventory. We actively allocate capital across productive strategic assets. Through our majority ownership in WhiteFiber, we engage in AI compute and data center infrastructure. WhiteFiber provides scalable energy and dense capacity for AI and HPC workloads. Our strategic priority is to build a leading ETH treasury and network participation while integrating AI intelligence infrastructure exposure to position Bit Digital as a premier SAC.

The digital asset business is comprised primarily of two distinct but highly complementary operations: (i) ETH staking (the “ETH Staking Operations”) and (ii) digital asset mining (the “Digital Asset Mining Operations”). In the fourth quarter of 2022, we formally commenced Ethereum staking operations. We purchase and stake ETH to generate protocol-native yield and participate directly in the Ethereum network. Bit Digital allocates capital with a focus on long-duration, foundational infrastructure and disciplined balance sheet management.

In June 2025, the Company announced that it had initiated a strategic transition to become a pure play ETH staking and treasury company. In connection with the transition, the Company has been converting its bitcoin (BTC) holdings into ETH over time and has undertaken a strategic alternatives process for its bitcoin mining operations, which is expected to result in a sale or wind-down, with any net proceeds to be re-deployed into ETH.

Consequently, management reoriented the business to prioritize (i) ETH treasury operations; and (ii) disciplined BTC treasury management while winding down proprietary self-mining exposure and deferring new site buildouts.

Our business integrates (i) a digital asset treasury anchored in ETH with (ii) an operating platform historically focused on BTC mining and hosting and (iii) HPC infostructure operated by White Fiber. We seek to accumulate and hold ETH on a long-term basis within a disciplined treasury framework, and we may participate in staking or staking-adjacent activities where risk-adjusted returns, liquidity and regulatory considerations are acceptable. We maintain flexibility to mine or hold BTC when market economics are attractive. We prioritize robust custody, cybersecurity, segregation of duties and counterparty oversight, and we evaluate opportunities in ETH-adjacent services—including advisory—consistent with an asset-light operating model.

ETH Treasury Strategy

Starting in 2022, the Company has accumulated and held ETH on a long-term basis, implementing controls over custody, counterparty exposure, and liquidity. Our strategy focuses on pursuing opportunities to increase the amount of ETH in the treasury, including through staking, restaking, liquid staking and other decentralized finance activities. The Company may deploy ETH into staking or other yield-generative protocols where risk-adjusted returns, liquidity and regulatory considerations are acceptable. We believe ETH’s role as a programmable settlement asset and its network-driven cash flows create a compelling long-term investment thesis. Over the course of 2025, we accumulated ETH at a measured cost basis and built operational capabilities around staking and network participation. As of July 31, 2026, Bit Digital held over 88,851.2 ETH, the majority of which is staked, generating protocol-native rewards while maintaining liquidity and institutional custody standards.

The key drivers of our results include (i) ETH market conditions, which affect the value of our holdings and the economics of any staking or staking-adjacent activities; (ii) client demand for Ethereum-adjacent services, including advisory; (iii) security, custody and compliance expenditures necessary to support institutional-grade treasury operations; and (iv) access to capital to opportunistically acquire ETH and invest in enabling infrastructure.

Treasury and yield framework. Our objective is to grow our net ETH position over time, subject to risk and liquidity constraints. We evaluate staking and related mechanisms based on security, liquidity, counterparty and regulatory profiles. We expect staking yields to evolve with validator participation rates, protocol parameters and market conditions. Where we deploy ETH to staking or analogous activities, we intend to size exposures conservatively, prioritize best-in-class custody and validator operations (including multi-client diversity and performance monitoring), and maintain appropriate unencumbered liquidity to meet corporate needs. We may rebalance or unwind positions in response to changes in risk, reward, or regulatory context.

Operating expenditures and investment priorities. As an ETH-focused company, we have experienced a mix shift in operating expenses toward cybersecurity, custody, treasury operations, compliance and technology enablement for advisory and analytics. Capital expenditures have been modest relative to our prior mining-centric model. We intend to maintain a flexible cost structure aligned with services activity and treasury scale.

Key trends and uncertainties. We are monitoring (i) protocol upgrades on Ethereum’s roadmap and their implications for staking yields, fee markets and network security; (ii) growth in L2 activity and cross-chain interoperability; (iii) institutional adoption trends, including tokenization initiatives and regulated market-structure developments; (iv) availability and terms of regulated custodial services; and (v) evolving U.S. and non-U.S. regulatory frameworks applicable to digital assets and staking.

Liquidity considerations. Our liquidity planning considers ETH price volatility, potential impairment charges under applicable accounting policies, the liquidity profile of any staked positions and our ability to access capital markets through our shelf registration and at-the-market program. We intend to maintain sufficient liquidity to support operations, regulatory compliance, and security investments, while seeking opportunities to increase ETH holdings when market conditions are attractive.

Known events reasonably likely to affect future results. Our future results may be materially affected by changes in ETH prices and staking economics; regulatory developments pertaining to ETH, staking and custody; counterparty or custodian developments; cybersecurity investments and events; and market structure changes affecting liquidity and capital access for digital-asset issuers.

ETH Staking Operations

The Company commenced Ethereum staking activities in the fourth quarter of 2022. Through these activities, the Company participates in the Ethereum proof-of-stake (“PoS”) network by staking its own ETH holdings through third-party validator operators.

Under the Ethereum PoS consensus mechanism, participants may commit ETH to validator nodes in order to support the validation of transactions and the addition of new blocks to the Ethereum blockchain. In return for participating in this validation process, participants may earn protocol-based staking rewards.

The Company does not operate its own validator nodes. Instead, the Company delegates its ETH to independent third-party validators who operate the infrastructure required to participate in the Ethereum network. These validator operators perform the technical validation functions required by the protocol, including transaction verification and block proposal and attestation.

Delegation of ETH for staking purposes is a non-custodial process in which the Company retains ownership of its ETH while the validator operator performs the validation services. The Ethereum protocol automatically distributes staking rewards generated from validated blocks in accordance with the network rules.

Through this model, the Company is able to participate in network validation and earn staking rewards on its ETH holdings without directly operating validator infrastructure.

Beginning in January 2024, the Company transitioned its native Ethereum staking operations to Figment, an institutional-grade staking infrastructure provider with a strong institutional client base, established operating track record, and a focus on security and validator performance. As of May 31, 2026, the Company conducted its staking operations exclusively on the Ethereum network through Figment. The Company’s staking strategy is focused solely on native Ethereum staking and does not include staking activities on other blockchain networks or participation in liquid staking arrangements. As of July 31, 2026, the Company had approximately 72,958 ETH actively staked through Figment. Cumulative staking rewards were approximately 3,975.0 ETH, of which approximately 3,951.1 ETH had been paid and approximately 23.9 ETH remained pending. The Company believes this operating model streamlines staking operations, enhances operational oversight, and provides direct exposure to Ethereum staking rewards through a single institutional service provider.

We started participating in liquid staking via Liquid Collective protocol on the Coinbase platform in the first quarter of 2023. Liquid staking allows participants to achieve greater capital efficiency by utilizing their staked ETH as collateral and trading their staked ETH tokens on the secondary market. In the first quarter of 2024, we reclaimed all the liquid staked ETH from Liquid Collective protocol. In July 2025, we resumed liquid staking through the Liquid Collective protocol with 5,120 ETH. This approach provides flexibility to engage in both staking and restaking through a broader range of strategies and platforms. Subsequently, we ceased our liquid staking activities with Liquid Collective protocol in October 2025.

ETH and the ETH Ecosystem

Ethereum is a decentralized, open-source blockchain network enabling programmable smart contracts and decentralized applications. ETH is the native digital asset of the Ethereum network and is used as the unit of account to pay for transaction fees (“gas”), validator rewards, and computation. Since its launch in 2015, Ethereum has become the leading programmable settlement layer for decentralized finance, tokenization, and digital assets infrastructure, and it is the second-largest blockchain by market capitalization. Following Ethereum’s transition to proof-of-stake consensus in September 2022, the network’s energy consumption declined materially and a validator-based system for securing the network and earning staking rewards was introduced.

BTBT believes that the growth and maturation of the Ethereum ecosystem has direct implications for our business model, which integrates (i) an ETH-anchored corporate treasury focused on disciplined accumulation and risk-managed yield generation, and (ii) a capital-light operating platform providing Ethereum-adjacent services. BTBT views the following Ethereum ecosystem developments as particularly relevant to our long-term strategy:

●	Network scale and usage. Ethereum’s utility as a programmable settlement layer supports a broad and diversifying set of use cases, including decentralized exchanges, lending/borrowing protocols, payment rails, identity and credentialing systems, gaming, real-world asset tokenization, and enterprise blockchain initiatives. We believe continued growth in on-chain activity, measured by transactions, users, total value locked, active addresses, and L2 throughput, contributes to Ethereum’s network effects and long-term demand for ETH as a utility asset. In our view, higher ETH usage over the long term may correlate with increased demand for ETH balances to pay for gas, provide liquidity, and post collateral.

●	Proof-of-stake economics and validator infrastructure. Under proof-of-stake, ETH can be staked to help secure the network and earn protocol rewards, subject to slashing and other performance risks. As staking participation, validator efficiency, and protocol parameters evolve, we expect market yields to adjust. We believe disciplined, security-first staking and custody practices are a core competency for an institutional ETH treasury. We may also selectively participate in risk-adjusted yield opportunities that are consistent with our liquidity, compliance, and counterparty frameworks.

●	Scaling via rollups and Layer 2 networks. The Ethereum roadmap contemplates scaling through rollups and Layer 2 (“L2”) solutions that bundle transactions and settle them on ETH. Increased throughput at lower per-transaction costs may broaden addressable use cases and drive user adoption. We expect L2 growth to expand the universe of Ethereum-adjacent services—such as tooling, analytics, governance advisory, and treasuries—that are relevant to our advisory and services offerings.

●	Tokenization and institutional adoption. Financial institutions and enterprises continue to explore or pilot tokenization of traditional instruments (such as funds, treasuries, credit, and private assets) and on-chain settlement workflows. We believe tokenization and related market-structure innovations could increase institutional engagement with ETH, deepen liquidity, and broaden opportunities for regulated custody, treasury operations, and compliance-aligned yield solutions.

●	Security, client protection, and compliance infrastructure. Institutional adoption requires robust custody, cybersecurity, and compliance controls. Our treasury operations prioritize multi-layer key management, segregation of duties, and independent oversight of custodians and counterparties. We believe investments in cybersecurity and governance are essential to supporting our ETH strategy and services.

●	Alignment with our ETH Treasury Strategy. We seek to grow total ETH holdings over time and to manage our treasury to balance security, liquidity, and risk-adjusted returns. We may stake ETH to earn rewards and, as appropriate, evaluate participation in related mechanisms (including liquid staking, restaking, or validator strategies) where we determine the risk-return and liquidity align with our policies and applicable law. We expect our ETH focus to influence capital allocation, risk management, product development, and service offerings across our business (the “ETH Treasury Strategy”)

It is our belief that our public-company governance, treasury discipline, and operating experience in digital asset infrastructure position us to benefit from long-term Ethereum ecosystem growth. However, ETH prices, staking economics, protocol changes, regulatory developments, market structure conditions, and security risks are volatile and uncertain and could materially affect our strategy and results of operations.

HPC Business

The Company’s HPC business operates under the WhiteFiber brand. WhiteFiber believes it is a leading provider of artificial intelligence (“AI”) infrastructure solutions. WhiteFiber owns high-performance computing (“HPC”) data centers and provides cloud-based HPC graphics processing units (“GPU”) services, which it terms cloud services, for customers such as AI application and machine learning (“ML”) developers (the “HPC Business”). Its Tier-3 data centers provide hosting and colocation services. WhiteFiber cloud services support generative AI workstreams, especially training and inference.

WhiteFiber’s business model integrates its data center infrastructure and cloud services to provide scalable, high-performance computing solutions for enterprises, research institutions, and AI and ML driven businesses. Its integrated approach aligns specialized data center operations with GPU-focused cloud services, addressing the unique requirements of AI and ML workloads. These workloads demand greater power density, advanced cooling solutions, and robust bandwidth to handle large-scale data transfers. By operating its data centers, it is able to provide the power to support its cloud services and WhiteFiber believes it can better meet the needs of AI and ML workloads and reduce the complexity associated with procuring power and connectivity from external vendors. WhiteFiber can also design its facilities to accommodate the higher heat loads generated by modern GPUs, potentially shortening deployment timelines for customers who require rapid expansion of their computing infrastructure. From a financial standpoint, WhiteFiber’s vertically integrated solution allows it to capture additional margin for both its data center and cloud services businesses, avoiding expenses that would otherwise be due to third-party providers.

Colocation/Data center services

WhiteFiber designs, develops, and operates data centers, through which it offers its hosting and colocation services. WhiteFiber’s operational data centers meet the requirements of the Tier-3 standard, including N+1 redundancy architecture, concurrent maintainability, uninterruptible power supply, advanced and highly reliable cooling systems, strict monitoring and management systems, 99.982% uptime and no more than 1.6 hours of downtime annually, service organization control, SOC 2 Type 2, differentiated software supporting AI workloads, high density and robust bandwidth, and infrastructure to support AI workloads.

Based on their collective industry experience, WhiteFiber’s data center team is adept at bringing new sites online on an accelerated timeline. WhiteFiber is aggressively pursuing the development pipeline and intend to achieve an estimated 76 MW (gross) of total data center capacity by the end of the fourth quarter of 2026, a target that is underpinned by assets including the MTL-2, MTL-3, and NC-1 facilities. As of March 31, 2026, its pipeline of potential data center projects represents approximately 1,500 MW (gross) under management review. WhiteFiber follows a disciplined process prioritizing projects that are backed by customer lease commitments. In select cases, WhiteFiber may pursue early-stage acquisitions based on strong customer demand signals and defined commercialization pathways. Accordingly, the foregoing timelines and capacities are subject to change based on many factors, many of which are outside of WhiteFiber’s control.

WhiteFiber uses a well-defined set of criteria to select their data center sites. WhiteFiber typically target sites with proximity to metro areas and partial infrastructure in place, where it is retrofitting rather than developing greenfield projects. Metropolitan areas are positioned for low-latency to address long-term, specialized AI computer inference needs, and smaller sites reduce risks. A retrofit entails sourcing and acquiring an existing industrial building with underutilized, in-place power connectivity. The period of time from when a site is purchased until construction can begin varies from location to location depending upon, among other things, obtaining required permits and the availability of construction supplies and contractors. Average build time for retrofits is intended to be approximately six months from commencement of construction, which WhiteFiber believes is approximately one-third to one-half of the industry average development timeline for greenfield projects. This average building time is based upon senior management’s experience at Enovum prior to its acquisition by the Company, as well as their experience prior to Enovum. WhiteFiber also prioritize sites offering opportunities to increase site power over time, enabling its data centers to grow with customer demand. In addition, WhiteFiber selectively targets certain larger opportunities with 50 MW (gross) of power or more, subject to customer demand, to drive AI-driven compute super-clusters. Finally, WhiteFiber prioritize sites powered by sustainable, green energy sources and locked-in power when available. Additionally, to enhance sustainability of certain WhiteFiber data center projects, WhiteFiber is undertaking heat repurposing projects in connection with sustainability and commercial and residential projects.

Cloud Services

WhiteFiber provides specialized cloud services to support generative AI workstreams, especially training and inference, emphasizing cost-effective utility and tailor-made solutions for each client. WhiteFiber is an authorized NVIDIA Preferred Partner through the NVIDIA Partner Network (“NPN”), an authorized partner with SuperMicro Computer Inc.®, an authorized Communications Service Provider (“CSP”) with Dell (through Dell’s exclusive distributor in Iceland, Advania), an official partnership with Hewlett Packard Enterprise and a commercial relationship with Quanta Computer Inc. (“QCT”). Based on management’s knowledge of the industry, WhiteFiber is proud to be among the first service providers to offer H200, B200, and GB200 servers. WhiteFiber provides a high-standard service lease with an Uptime percentage> 99.5%.

WhiteFiber expects to leverage a global network of data centers for hosting capacity for its GPU business, in many instances, by negotiating with third-party providers to seamlessly integrate its cloud services at data centers across key regions in Europe, North America and Asia. WhiteFiber’s initial data center partnership through which it leases capacity is at Blönduós Campus, Iceland, offering a world-class operations team with certified technicians and reliable engineers. The facility has a 45 kW rack density and 6 MW (gross) total capacity. WhiteFiber has executed contracts for 5.5 MW IT load at the data center. The center’s energy source is 100% renewable energy, mainly from Blanda Hydro PowerStation, the winner of an IHA Blue Planet Award in 2017. In addition, WhiteFiber has leased additional capacity to install our data center in Atlanta, Georgia, USA to expand its cloud services offering. The capacity leases commenced in February 2026. WhiteFiber also intend to lease additional capacity to expand its cloud services offering.

In April 2025, WhiteFiber received its first shipment of NVIDIA GB200 Grace Blackwell Superchip powered NVIDIA GB200 NVL72 system chips, from Quanta Cloud Technology, a leading provider of data center solutions. WhiteFiber believes that support with proof of concept (POC) access from Quanta will enable it to meet and exceed expectations around delivery and timeline, performance and reliability.

Blockchain Infrastructure

Our blockchain infrastructure entails operating validator nodes (on various PoS and dPoS-based blockchain networks. In connection with the validation of transactions occurring on those blockchain networks, BTBT stakes (or “delegates”) blockchain-based crypto assets native to those blockchains networks (“native crypto assets”) to earn staking rewards.

PoS blockchain infrastructure is akin to Bitcoin’s proof-of-work (“PoW”) mining consensus mechanism but differs in a few key ways. PoW is a consensus mechanism that requires nodes to dedicate computational resources to validate transactions on a blockchain. In PoW, miners use energy-consuming computers to do “work,” and they are rewarded with crypto assets for validating transactions on the blockchain. The reward is comprised of transaction fees and crypto assets. Conversely, PoS is a consensus mechanism that requires validator nodes to dedicate financial resources in the form of crypto assets, which are staked to participate in the consensus algorithm. Validators, the equivalent of miners in PoW networks, operate nodes and validate transactions on the blockchain. Validators are rewarded in crypto assets for aligning behavior with the rules of the algorithm.

We primarily earn crypto assets through the operation of our non-custodial validator nodes, with the intention of enhancing our production of crypto assets in various blockchain networks. While we have no formal policy, our primary objective is to hold and re-stake these earned crypto assets for network security and additional production opportunities, we may, on occasion, sell a portion for cash to meet operational needs. Our primary cryptocurrency exchange is Coinbase; however, we also have basic accounts with multiple alternative cryptocurrency exchanges and OTC desks. As of the filing date, we have no exclusive agreements with any cryptocurrency exchanges, nor do we maintain margin or other type accounts that could create additional liability for the Company. Our approach to our crypto asset holdings remains adaptable to evolving market conditions and operational requirements.

Custody and Key Storage

We safeguard and keep private our digital assets, including the ETH that we stake, by utilizing custodian solutions provided by Cactus Custody and Fireblocks, which requires multi-factor authentication. While we are confident in the security of our digital assets held by Cactus Custody and Fireblocks, given the broader market conditions, there can be no assurances that other digital asset market participants, including Cactus Custody and Fireblocks as our custodian, will not ultimately be impacted. We continue to monitor the digital assets industry as a whole, although it is not possible at this time to predict all of the risks stemming from these events that may result to us, our services providers, our counterparties, and the broader industry as a whole.

The Company currently does not maintain any insurance policies that provide coverage for potential losses of crypto assets in cases of theft, lost keys, or any other events that might lead to the loss of private keys or crypto assets held within our secure digital wallets.

As of December 31, 2025, our combined digital asset holdings totaled approximately $415 million, consisting primarily of ETH, along with a smaller BTC position, and cash totaled $118 million.

BTC Exposure

In June 2025, the Company announced that it had initiated a strategic transition to become a pure play ETH staking and treasury company. In connection with the transition the Company has been converting its BTC holdings into ETH over time and has been winding down its bitcoin mining operations, with any net proceeds to be re-deployed into ETH. While the Company is converting its BTC holdings into ETH over time, it has commenced a strategic alternatives process for its bitcoin mining operations during 2025, with any net proceeds to be re-deployed into ETH, the Company also intends to maintain flexibility to mine or hold BTC when market economics and risk-reward profiles are attractive. Our management has not set a specific target for the amount of BTC we seek to hold and will continue to monitor market conditions to determine whether to engage in additional financings to purchase more BTC.

Digital Asset Mining Operations

We commenced our bitcoin (“BTC”) mining business in February 2020. We initiated limited Ethereum mining operations in January 2022, however discontinued the operations by September 2022 due to Ethereum blockchain switching from proof-of-work (“PoW”) consensus mechanism to proof-of-stake (“PoS”) validation. Our mining operations, hosted by third-party providers, use specialized computers, known as miners, to generate digital assets. Our miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply high computational power, expressed as “hash rate”, to provide transaction verification services (generally known as “solving a block”) which helps support the blockchain. For every block added, the blockchain provides an award equal to a set number of digital assets per block. Miners with a greater hash rate generally have a higher chance of solving a block and receiving an award.

We operate our mining assets with the primary intent of accumulating digital assets which we may sell for fiat currency from time to time depending on market conditions and management’s determination of our cash flow needs, and/or exchange into ETH or USD Coin (“USDC”). Our mining strategy was to mine bitcoins as quickly and as many as possible given the fixed supply of bitcoins. In view of historically long delivery lead times to purchase miners from manufacturers like Bitmain Technologies Limited (“Bitmain”) and MicroBT Electronics Technology Co., Ltd (“MicroBT”), and other considerations, we have chosen to acquire miners on the spot market, which can typically result in delivery within a relatively short time.

We have signed service agreements with third-party hosting partners in North America and Iceland. These partners operate specialized mining data centers, where they install and operate the miners and provide IT consulting, maintenance, and repair work on site for us. Our mining facilities in New York are maintained by Digihost Technologies Inc. (“Digihost”). Our mining facilities in Texas are maintained by Dory Creek, LLC, a subsidiary of Bitdeer Technologies Group (“Bitdeer”) and Digital Energy Partner LLC (“DEP”), which was formerly known as A.R.T Digital. Soluna Computing, Inc. and DVSL ComputeCo, LLC (collectively, “Soluna”) previously maintained our mining facilities in Kentucky and Texas, and GreenBlocks ehf, an Icelandic private limited company (“GreenBlocks”), previously maintained our mining facility in Iceland. The Company’s service agreements partnership with Soluna and GreenBlocks concluded at the end of February 2026.

From time to time, the Company may change partnerships with hosting facilities to recalibrate its bitcoin mining operations. These terminations are strategic, targeting reduced operational costs, enhanced energy efficiency for a smaller carbon footprint, increased flexibility in operational control, and minimized geopolitical risks. While a short-term decrease in mining output might occur, we expect these changes to yield long-term operational improvements.

We are a sustainability-focused digital asset mining company. On June 24, 2021, we signed the Crypto Climate Accord, a private sector-led initiative that aims to decarbonize the crypto and blockchain sectors. On December 7, 2021, we became a member of the Bitcoin Mining Council (“BMC”), joining MicroStrategy and other founding members to promote transparency, share best practices, and educate the public on the benefits of bitcoin and bitcoin mining.

Corporate Information

Our executive offices are located at 31 Hudson Yards, Floor 11, New York, NY, 10001, and our telephone number is (212) 463-5121. The information on our website does not constitute part of this prospectus and inclusion of our website address to this prospectus is an inactive textual reference only.

The Offering

This reoffer prospectus relates to the reoffer and resale of an aggregate of fifteen million (15,000,000) Ordinary Shares, par value $0.01 per share, by certain Selling Securityholders, including our officers and directors, who are deemed to be affiliates of the Company, that are issuable upon the exercise of options to be granted pursuant to our Plan and shares underlying Awards. We will not receive any proceeds from the sale of the shares sold by the Selling Securityholders, but we will receive the exercise price upon exercise of the share options, other than for any cashless exercise of options.

If subsequent to the date of this reoffer prospectus, we grant any awards under the Plan to any persons who are affiliates of the Company, we would supplement this reoffer prospectus with the names of such affiliates and the amount(s) of shares to be reoffered by them as Selling Securityholders.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2025 (“Annual Report”) under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For more information, see the section entitled “Incorporation of Documents by Reference” on page iii of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements. These statements are based on current expectations of future events. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “predicts,” “anticipates,” “future,” “plans,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These forward-looking statements speak only as of the date made and are subject to a number of known and unknown risks, uncertainties and assumptions, including the important factors incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K, our most recent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K and Proxy Statements we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and in our other filings with the SEC, that may cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Act (Revised) of the Cayman Islands and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Appeals from the Cayman Islands Courts to the Privy Council (which is the final court of appeal for British Overseas Territories, such as the Cayman Islands) are binding on courts in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States and provide less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the U.S. federal courts. The Cayman Islands courts are also unlikely (i) to recognize or enforce against us judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. There is also uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management, and the ability of U.S. authorities to bring actions abroad.

Currently, a substantial portion of our operations and personnel are located outside the United States in Canada and Iceland. A majority of the members of our Board of Directors are nationals or residents of jurisdictions other than the United States, and a substantial portion, if not all, of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Foreign countries may have no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in a foreign country of judgments of a court in the United States and any of the other jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. Even if you sue successfully in a U.S. court or any other jurisdictions, you may not be able to collect on such judgment against us or our directors and officers. In addition, the SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or officers outside the United States.

We have appointed Corporation Service Company located at 19 West 44th Street, Suite 201, New York, New York 10036, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, and Tian Yuan Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

DETERMINATION OF OFFERING PRICE

The Selling Securityholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Securityholders. All such proceeds will be received by the Selling Securityholders. However, we expect to use the proceeds from the exercise of the options for working capital and other general corporate purposes.

SELLING SECURITYHOLDERS

The shares offered by this prospectus are being registered for reoffers and resales by the Selling Securityholders, who may acquire such shares pursuant to the exercise of options and Awards granted under the Plan. All of the Ordinary Shares registered for sale under this reoffer prospectus will be owned, prior to the offer and sale of such shares, by certain of our employees, non-employee directors, executive officers or consultants. The persons listed below (the “Selling Securityholders”) are deemed to be the “affiliates” of the Company. We are registering the Ordinary Shares covered by this reoffer prospectus for the Selling Securityholders. As used in this reoffer prospectus, “Selling Securityholders” includes the pledges, donees, transferees or others who may later hold the Selling Securityholders’ interests. The Selling Securityholders named below may resell all, a portion or none of such shares from time to time. In addition, certain non-affiliates of the Company, not named in the following table, who hold less than the lesser of 1,000 shares or 1% of the shares issuable under a plan may also use this prospectus to sell up to that amount of shares acquired by them pursuant to the exercise of options or other Awards granted to them under the Plan.

The following table sets forth, with respect to each Selling Securityholder, based upon information available to us as of August 21, 2026, the number of Ordinary Shares beneficially owned before and after the sale of the Ordinary Shares offered by this prospectus; the maximum number of shares to be sold; and the percent of the outstanding Ordinary Shares owned before and after the sale of the Ordinary Shares offered by this prospectus.

Selling Securityholder	Shares Owned Prior to the Sale (1)		Percentage of Shares Owned Prior to the Sale	Shares Registered
Sam Tabar (2)	3,878,089	(3)	1.2%	535,000	(4)
Erke Huang (5)	2,665,000	(6)	*	535,000	(4)

*	Less than one (1%) percent of the 360,633,503 issued and outstanding Ordinary Shares as of August 21, 2026.

(1)	Based on 360,633,503 Ordinary Shares issued and outstanding as of August 21, 2026 together with August 21, 2026 securities exercisable or convertible with Ordinary Shares within sixty (60) days as of such date for each shareholder. Except to the extent otherwise indicated herein, to the best of the Company’s knowledge, each of the indicated persons exercises sole voting and investment power with respect to all shares beneficially owned by him.

(2)	Sam Tabar is the Chief Executive Officer of the Company.

(3)	Includes (i) 200,000 ordinary shares issuable upon conversion of 200,000 Preference Shares issued on August 18, 2026. Each Preference Share carries the vote of 50 Ordinary Shares, or an aggregate of 10,000,000 votes on all matters; and (ii) 535,000 ordinary shares issuable upon vesting of restricted share units (“RSUs”).

(4)	These shares are issuable upon vesting of the RSUs granted under the Plan on July 24, 2026.

(5)	Erke Huang is a director and Chief Financial Officer of the Company.

(6)	The calculation of the shares owned presented in the table above does not account for the voting power with respect to the shares described in this footnote. Erke Huang (through Even Green Holdings Limited, “EGHL”)) and Zhaohui Deng are the beneficial owners of 300,000 and 700,000 Ordinary Shares, respectively, issuable upon the conversion of 1,000,000 Preference Shares owned by Geney Development Limited (“GDL”), a BVI entity, located at 4th Floor Waters Edge Building, Meridian Plaza, Road Town, Tortola VG1110, British Virgin Islands. Mr. Huang has the power to vote and dispose of an additional 200,000 Preference Shares held by EGHL, which shares were issued in consideration of the growth of the Issuer and for Mr. Huang’s performance. The Company’s Amended and Restated Articles of Association (the “AOA”), adopted by special resolution on July 29, 2021, provide that (i) all Preference Shares are convertible into Ordinary Shares on a one-for-one basis and (ii) for all Company matters requiring the vote of Members by a poll or by proxy, each Preference Share shall carry the equivalent number of votes as 50 Ordinary Shares, or an aggregate of 50,000,000 votes.

PLAN OF DISTRIBUTION

The Ordinary Shares listed in the table appearing under “Selling Securityholders” are being registered to permit the resale of Ordinary Shares by the Selling Securityholders from time to time after the date of this prospectus. There can be no assurance that the Selling Securityholders will sell any or all of the Ordinary Shares offered hereby. We will not receive any of the proceeds from the sale of the Ordinary Shares by the Selling Securityholders.

The Selling Securityholder may sell all or a portion of the Ordinary Shares offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which the Ordinary Shares may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	in “at the market” offerings to or through market makers into an existing market for Ordinary Shares;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the Ordinary Shares offered hereby. We have agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities in connection with the offering by the Selling Securityholders offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Ordinary Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.

Upon our being notified by a Selling Securityholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such Selling Securityholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

In addition to any such number of shares sold hereunder, a Selling Securityholder may, at the same time, sell any shares, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

In addition, upon us being notified in writing by a Selling Securityholders that a donee or pledgee intends to sell more than 500 Ordinary Shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Securityholders also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers. The Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BTBT.”

Each Selling Securityholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any Selling Securityholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

In order to comply with the securities laws of some states, Ordinary Shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, Ordinary Shares may not be sold unless the Ordinary Shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. We cannot presently estimate the amount of compensation that any agent will receive. Each Selling Securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Securityholder’s business and, at the time of its purchase of such securities such Selling Securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Securityholder that it may not use shares registered on this registration statement to cover short sales of shares made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Securityholder uses this prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Securityholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Securityholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, other than commissions and discounts of underwriters, dealers or agents, but we will not receive any proceeds from the sale of the shares. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

There is no assurance that any of the Selling Securityholders will sell any or all of the shares offered by this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association (the “Articles”) and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below.

Our authorized share capital is US$10,100,000 consisting of 1,000,000,000 ordinary shares, par value $0.01 per share and 10,000,000 preference shares, par value $0.01 per share. As of August 21, 2026, there were 360,633,503 ordinary shares and 2,000,000 preference shares issued and outstanding.

Ordinary Shares

Dividends. Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares (including our preference shares) under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Voting Rights. The holders of our ordinary shares are entitled to one vote per share, including for the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. On a show of hands, every shareholder present in person or by proxy shall have one vote. On a poll, every shareholder entitled to vote (in person or by proxy) shall have one vote for each share for which he is the holder. A poll may be demanded by one or more shareholders present in person or by proxy who together hold shares carrying the right to cast not less than fifteen percent of the votes capable of being cast at the meeting. A quorum required for a meeting of shareholders consists of one or more shareholders holding shares carrying the right to cast not less than one-third of the total votes capable of being cast at the meeting present in person or by proxy. A proxy form will accompany any notice of general meeting convened by the directors to facilitate the ability of shareholders to vote by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting (including votes cast by holders of our preference shares), while a special resolution requires the affirmative vote of a two-thirds majority of the votes cast (including votes cast by holders of our preference shares). Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may, with the sanction of a special resolution and any other sanction required by the Companies Act, consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on ordinary shares and Forfeiture of ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of ordinary shares. We may, subject to obtaining the necessary approvals under our memorandum and articles of association, issue shares that are, or at our option or at the option of the holders are, subject to redemption. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this ( and any necessary approvals thereunder are duly obtained) and the company has the ability to pay its debts as they fall due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares do not have preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares with enhanced rights to vote without any further vote or action by our shareholders.

Preference Shares

Dividends. The holders of our preference shares are entitled to receive, when, if and as paid or declared by the Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on our ordinary shares, dividends at the annual rate of eight percent (8%) of the original purchase price per preference share, as adjusted for any share combinations or subdivisions, bonus issues and similar recapitalization events (“Recapitalization Events”). The right to dividends on preference shares are not cumulative, and no right accrues to holders of preference shares by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

Liquidation / Insolvency Preference. On a liquidation of the Company, the holder of any preference shares shall have the right to receive in preference to the holders of the ordinary shares, the greater of (A) the original purchase price of that preference share (adjusted for any Recapitalization Events) plus any declared but unpaid dividends thereon, but with no right to share in the distribution of any surplus assets of the Company, or (B) that amount that such preference share would have received had it been converted into an ordinary share pursuant to the conversion provisions in our Articles (as summarized below) on the day immediately prior to the date on which the Company entered liquidation. On an insolvency, liquidation or winding up of the Company, the holder of our preference shares shall be repaid in priority to the holders of our ordinary shares.

Conversion. Subject to the limitations summarized out below, the holder of any preference share may convert any preference shares held by them into ordinary shares of the Company on a one-for-one basis. The holder of any preference shares shall not be permitted to convert its preference shares into ordinary shares if such conversion would result in such holder being the registered owner of more than 4.99% of the issued ordinary shares of the Company.

Enhanced voting rights. For all matters relating to the Company requiring the votes of shareholder by a poll or by proxy, each preference share shall carry the equivalent number of votes as 50 ordinary shares.

INTEREST OF NAMED EXPERTS AND COUNSEL

There are no interests of named experts and counsel.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the SEC has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

EXEMPTION FROM REGISTRATION CLAIMED

Exemption from registration pursuant to Section 4(a)(2) of Securities Act is claimed for the issuance of Restricted Share units or shares awarded to officers and directors of the Company under the Plan. See “Selling Securityholders.”

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since the end of the latest fiscal year that have been disclosed in a previously filed report.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this Prospectus and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law.

EXPERTS

Our consolidates financial statements for the fiscal years ended December 31, 2025 and 2024 have been incorporated by reference in this Prospectus and in this Registration Statement in reliance upon the report of Audit Alliance LLP, an independent registered public accounting firm, on its audit of our financial statement given on authority of this firm as experts in accounting and auditing.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDSICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVRY OF THISA PROSPECTUS OR ANY SALE OF THESE SHARES.

Item 8. Exhibits

Exhibit No.	Description
5.1	Opinion of Ogier (Cayman) LLP
23.1	Consent of Audit Alliance LLP, an independent registered accounting firm
23.2	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (filed as part of signature page hereto)
99.1	Bit Digital Inc. 2026 Equity Incentive Plan*
107	Filing fee table

*	Incorporated by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K, filed on July 30, 2026.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIT DIGITAL, INC.

Date: August 25, 2026	By:	/s/ Sam Tabar
Sam Tabar
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Bit Digital Inc., a Cayman Islands exempted company, do hereby constitute and appoint Erke Huang and Sam Tabar, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Sam Tabar	Chief Executive Officer	August 25, 2026
Sam Tabar	(Principal Executive Officer)

/s/ Erke Huang	Chief Financial Officer and Director	August 25, 2026
Erke Huang	(Chief Financial Officer and Principal Accounting Officer)

/s/ Bryan Ng	Principal Financial Officer	August 25, 2026
Bryan Ng

/s/ Zhaohui Deng	Director	August 25, 2026
Zhaohui Deng

/s/ Ichi Shih	Director	August 25, 2026
Ichi Shih

/s/ Amanda Cassatt	Director	August 25, 2026
Amanda Cassatt

/s/ Brock Pierce	Director	August 25, 2026
Brock Pierce

II-2

BIT DIGITAL, INC.

15,000,000 Ordinary Shares

PROSPECTUS

The date of this Prospectus is August 25, 2026